Exhibit 99.1

Press Release	Kemper Corporation One East Wacker Drive Chicago, IL 60601 kemper.com

KEMPER AMENDS AND EXTENDS CREDIT AGREEMENT

CHICAGO—June 12, 2018 — Kemper Corporation (NYSE: KMPR) today announced the successful completion of a new $550 million credit agreement which includes both revolving credit and term loan facilities.

The new credit agreement includes a $300 million, five-year revolving credit facility and $250 million, two-year delayed-draw term loan facility, replacing the current $225 million five-year credit facility scheduled to mature in June 2020. The new credit agreement extends the final maturity date for the revolving credit facility by three years to June 2023.

The new credit agreement provides available financing for Kemper’s pending acquisition of Infinity Property and Casualty Corporation, as well as future financial flexibility. The agreement also includes an accordion provision under which Kemper may increase the amount of the facilities up to a shared aggregate maximum of $100 million.

“Our new credit agreement reflects today’s strong credit market conditions and incorporates optimized terms, pricing and liquidity flexibility. The new term facility offers attractive bank term financing for our pending acquisition of Infinity,” said James J. McKinney, Kemper’s Senior Vice President and Chief Financial Officer. “We appreciate our banks’ continued ongoing commitment to Kemper.”

JPMorgan Chase Bank, N.A., served as administrative agent and syndication agent, and Bank of America, N.A. and Wells Fargo Bank, National Association, also served as syndication agents, for the new credit agreement. Additionally, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith, Incorporated, and Wells Fargo Securities, LLC served as joint bookrunners and joint lead arrangers.

About Kemper

The Kemper family of companies is one of the nation’s leading insurers. With $8 billion in assets, Kemper is improving the world of insurance by offering personalized solutions for individuals, families and businesses. Kemper’s businesses collectively:

•	Offer insurance for home, auto, life, health and valuables

•	Service six million policies

•	Represented by 20,000 agents and brokers

•	Employ 5,550 associates dedicated to providing exceptional service

•	Licensed to sell insurance in 50 states and the District of Columbia

Learn more about Kemper.

Cautionary Statements Regarding Forward-Looking Information

This communication may contain or incorporate by reference statements or information that are, include or are based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations, intentions, beliefs or forecasts of future events or otherwise for the future, and can be identified by the fact that they relate to future actions, performance or results rather than relating strictly to historical or current facts. Words such as “believe(s),” “goal(s),” “target(s),” “estimate(s),” “anticipate(s),” “forecast(s),” “project(s),” “plan(s),” “intend(s),” “expect(s),” “might,” “may,” “could” and variations of such words and other words and expressions of similar meaning are intended to identify such forward-looking statements. However, the absence of such words or other words and expressions of similar meaning does not mean that a statement is not forward-looking.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and are not guarantees or assurances of future performance. No assurances can be given that the results and financial condition contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and can be affected by inaccurate assumptions or by known or unknown risks and uncertainties that may be important in determining actual future results and financial condition. The general factors that could cause actual results and financial condition to differ materially from those expressed or implied include, without limitation, the following: (a) the satisfaction or waiver of the conditions precedent to the consummation of the proposed merger involving the Kemper Corporation (the “Company”), a wholly-owned subsidiary of the Company and Infinity Property and Casualty Corporation (“Infinity”), including, without limitation, the receipt of regulatory approvals (including approvals, authorizations and clearance by insurance regulators necessary to complete such proposed merger) on the terms desired or anticipated (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of such proposed merger); (b) unanticipated difficulties or expenditures relating to such proposed merger; (c) risks relating to the value of the shares of the Company’s common stock to be issued in such proposed merger; (d) disruptions of the Company’s and Infinity’s current plans, operations and relationships with third persons caused by the announcement and pendency of such proposed merger, including, without limitation, the ability of the combined company to hire and retain any personnel; (e) legal proceedings that may be instituted against the Company and Infinity in connection with such proposed merger; and (f) those factors listed in annual, quarterly and periodic reports filed by the Company and Infinity with the Securities and Exchange Commission (“SEC”), whether or not related to such proposed merger.

The Company assumes no, and expressly disclaims any, duty or obligation to update or correct any forward-looking statement as a result of events, changes, effects, states of facts, conditions, circumstances, occurrences or developments subsequent to the date of this communication or otherwise, except as required by law. Readers are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the SEC.

Additional Information About the Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication relates to the proposed merger involving the Company, a wholly-owned subsidiary of the Company and Infinity, among other things. In connection therewith, the Company filed with the SEC a Registration Statement on Form S-4 that includes a definitive joint proxy statement of the Company and Infinity and also constitutes a definitive prospectus of the Company, and each of the Company and Infinity may be filing with the SEC other documents regarding the proposed transaction. The Company and Infinity commenced mailing of the definitive joint proxy statement/prospectus to the Company’s shareholders and Infinity’s shareholders on April 30, 2018. BEFORE MAKING ANY INVESTMENT DECISION, INVESTORS AND SECURITYHOLDERS OF THE COMPANY AND/OR INFINITY ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and securityholders may obtain free copies of the definitive joint proxy statement/prospectus, any amendments or supplements thereto and other documents filed with the SEC by the Company and Infinity through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company are available free of charge under the “Investors” section of the Company’s website located at http://www.kemper.com or by contacting the Company’s Investor Relations Department at 312.661.4930 or investors@kemper.com. Copies of the documents filed with the SEC by Infinity are available free of charge under the “Investor Relations” section of Infinity’s website located at http://www.infinityauto.com or by contacting Infinity’s Investor Relations Department at 205.803.8186 or investor.relations@infinityauto.com.

Contact

News Media:	Barbara Ciesemier 312.661.4521 bciesemier@kemper.com
Investors:	Michael Marinaccio 312.661.4930 investors@kemper.com